Exhibit 5.1
[Letterhead of Vinson & Elkins L.L.P.]
February 14, 2008
Cardtronics, Inc.
3110 Hayes Road, Suite 300
Houston, Texas 77082
Ladies and Gentlemen:
     We have acted as counsel for Cardtronics, Inc., a Delaware corporation (the “Registrant”), with respect to certain legal matters in connection with the registration by the Registrant under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 3,179,393 shares common stock (the “Shares”), for issuance under the Cardtronics, Inc. 2007 Stock Incentive Plan (the “Plan”).
     In connection with the foregoing, we have examined or are familiar with the Third Amended and Restated Certificate of Incorporation of the Registrant, as amended, the Second Amended and Restated Bylaws of the Registrant, as amended, (the “Bylaws”), the Plan, the corporate proceedings with respect to the registration of the Shares, the corporate proceedings with respect to the adoption of the Plan, the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments, and documents as we have considered necessary or appropriate for purposes of this opinion.
     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when issued by the Registrant and delivered pursuant to the Plan will be validly issued, fully paid and non-assessable.
     The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware and the Constitution of the State of Delaware, as interpreted by the Courts of the State of Delaware, and we render no opinion with respect to any laws of any other jurisdiction. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
     This opinion is rendered on the date hereof and we disclaim any duty to advise you regarding any changes in the matters addressed herein.
Very truly yours,
/s/ VINSON & ELKINS L.L.P.